JARDEN CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                              ------------------------------------------------------------------
                                                                                    FOR THE SIX
                                                                                    MONTHS ENDED
                                         FOR THE YEAR ENDED DECEMBER 31,              JUNE 30,
                              ------------------------------------------------------------------
                                ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL     ACTUAL
                                 1998       1999       2000       2001       2002       2003
                              ----------  --------   --------   ---------   -------   --------
Earnings:
Net income (loss)                 $15.7      $29.2       $4.9     $(85.4)     $36.3    $14.2
Plus:
Income tax provision
(benefit)                          10.8       19.5        2.4      (40.4)      16.2      9.1
Minority interest in gain
(loss) of consolidated
subsidiary                            -          -       (0.3)       0.2          -        -
Extraordinary loss from
early extinguishment of debt
(net of income taxes)                 -        1.0          -          -          -        -
Fixed Charges                       2.3        9.6       13.3       13.4       14.3      8.7
                              ----------  --------   --------   ---------   -------   --------
Numerator - earnings
available for fixed charges       $28.8      $59.3      $20.3    $(112.2)     $66.8    $32.0
                              ==========  ========   ========   =========   =======   ========

Fixed charges:
Interest component of rental
expense                           $ 0.5      $ 1.2       $1.4       $1.6       $1.7     $0.5
Interest expense                    1.8        8.4       11.9       11.8       12.6      8.2
                              ----------  --------   --------   ---------   -------   --------
Denominator - fixed charges       $ 2.3      $ 9.6      $13.3      $13.4      $14.3     $8.7
                              ==========  ========   ========   =========   =======   ========

Ratio of earnings to fixed
charges                            12.4        6.2        1.5       N/M*        4.7      3.7
                              ==========  ========   ========   =========   =======   ========

* Not meaningful.

